KPMG LLP Letterhead


                                                         Exhibit 16

                                   February 7, 2000




Office of the Chief Accountant
SECPS Letter Files
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Bone Care International, Inc.
and, under the date of August 6, 1999 we reported on the consolidated financial statements of Bone Care International, Inc. and subsidiary as of and for the years ended June 30, 1999 and 1998. During the period July 1, 1999 to January 26, 2000, in connection with our review of Bone Care International Inc.'s second quarter financial statements, we had a disagreement with management regarding the company's method of recognizing revenue and the amount of revenue recorded.

We have read the statements of Bone Care International, Inc., included under Item 4 of its Form 8-K dated January 27, 2000, and we agree with such statements, except that: 1) we do not agree with the statement that on January 27, 2000, Bone Care International, Inc. (the "Registrant") dismissed KPMG LLP ("KPMG") as its independent accountant. We were notified of our dismissal on January 26, 2000; and 2) we are not in a position to agree or disagree with Bone Care International, Inc.'s statement that the decision to dismiss KPMG was approved by the Board of Directors and was not separately voted on by the Audit Committee of the Board of Directors.

Very truly yours,



/s/   KPMG LLP



cc:  Charles W. Bishop, Ph.D.
     President
     Bone Care International

     Robert A. Beckman
     Acting Chief Financial Officer
     Bone Care International